Exhibit 99.1

Contact:

William A. Hockett

Exec. Vice President of Corp. Comm.

Myriad Genetics, Inc.

(801) 584-3600

bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Announces Exercise of Over-Allotment

Option by Underwriters of Public Offering

SALT LAKE CITY, November 8, 2005 – Myriad Genetics, Inc. (Nasdaq: MYGN) today announced that the underwriters have exercised in full their over-allotment option to purchase 1,050,000 additional shares of common stock at a public offering price of $18.50 per share. The closing of the purchase of the over-allotment shares will take place simultaneously with the closing of the initial sale of 7,000,000 shares on November 9, 2005, for a total of 8,050,000 shares of common stock sold in the offering by Myriad, resulting in gross proceeds, before commissions and expenses, of approximately $148.9 million.

JPMorgan Securities Inc. is acting as the sole book-running manager in this offering and Bear, Stearns & Co. Inc. and UBS Securities LLC are acting as co-lead managers. Piper Jaffray & Co., First Albany Capital Inc. and JMP Securities LLC are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from JPMorgan’s Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and it is developing and intends to market therapeutic products.

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